Exhibit (b)(B)

AMENDMENT AGREEMENT

RELATING TO A TERM

FACILITIES AGREEMENT

DATED 2 OCTOBER 2010

FOR

SANOFI-AVENTIS

with

BNP PARIBAS

J.P. MORGAN PLC

and

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

as Initial Mandated Lead Arrangers

with SOCIÉTÉ GÉNÉRALE

acting as Facilities Agent

THIS AGREEMENT (this “Agreement”) is dated 15 February 2011 and made between:

(1)	SANOFI-AVENTIS a French société anonyme, whose head office is at 174 avenue de France 75013 Paris (France), registered under identification number 395 030 844 RCS Paris as original borrower (the “Company” and as, as the case may be, a “Borrower” and the “Facility B Guarantor”); and

(2)	SOCIÉTÉ GÉNÉRALE as agent of the other Finance Parties (the “Facilities Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Agreement” means the Original Facilities Agreement, as amended by this Agreement.

“Effective Date” means 15 February 2011.

“Original Facilities Agreement” means the €15,000,000,000 term facilities agreement dated October 2, 2010 between, among others, the Company acting as Borrower, the Facilities Agent, and J.P. Morgan plc, BNP Paribas and Société Générale Corporate & Investment Banking (the corporate and investment banking division of Société Générale) acting as Initial Mandated Lead Arrangers and the financial institutions named therein as Lenders.

1.2	Incorporation of Defined Terms

(1)	Unless a contrary indication appears, a defined term used in this Agreement has the same meaning ascribed to such term (i) in the Finance Documents (as defined in the Original Facilities Agreement) as the same may have been amended or (ii) in any notice given under or in connection therewith.

(2)	The principles of construction set out in the Original Facilities Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

(1)	In this Agreement any reference to a “Clause” is, unless the context otherwise requires, a reference to a Clause of this Agreement.

(2)	Clause headings are for ease of reference only.

2.	AMENDMENT OF THE ORIGINAL FACILITIES AGREEMENT

With effect from the Effective Date the Original Facilities Agreement shall be amended as follows:

Section 1 (Definitions and Interpretations) of the Original Facilities Agreement

(1)	in the definition of “Acquisition Documents” the words “the Offer, any dealer manager agreement for the Offer” before “and any other document filed” shall be entirely deleted and replaced by “any Offer, any dealer manager agreement for any Offer”;

(2)	Sub-Clause (c) under “Availability Period” shall be entirely deleted and replaced by the following text:

“(c) the date on which the Company or Bidco makes a public announcement by way of a press release of its intention to abandon its pursuit of the Acquisition;”;

(3)	Sub-Clause (e) under “Availability Period” shall be entirely deleted and replaced by the following text:

“(e) December 31, 2011.”;

(4)	in the definition of “First Facility B Repayment Date” the words “the later of (i) the date falling six (6) Months after the date of the first Utilisation of a Facility and (ii) the date falling twelve (12) Months after the Signing Date” shall be entirely deleted and replaced by “2 April 2012”;

(5)	in the definition of “Offer Documents” the word “the” before “offer to purchase” shall be entirely deleted and replaced by “any”;

Clause 7.2.1 (Repayment of Facility B Loans) of the Original Facilities Agreement

(6)	the table contained in Sub-Clause 7.2.1 shall be entirely deleted and replaced by the following table:

Facility B Repayment Date	Repayment Instalment Fraction
2 April 2012	1/5
2 October 2012	1/5
2 April 2013	1/5
2 October 2013	1/5
Termination Date	1/5

Sub-Clause 20.10 (Acquisition related covenants) of the Original Facilities Agreement

(7)	in Sub-Clause 20.10.1 (b) the word “the” before “Offer and that, promptly” shall be entirely deleted and replaced by “any”;

(8)	in Sub-Clause 20.10.3 the following changes shall be made:

(i)	The word “the” before “Offer and any Merger Agreement” shall be entirely deleted and replaced by the word “any”;

(ii)	the words “in the case of an Offer,” shall be added after “and (ii)”;

(9)	in Sub-Clause 20.10.7 (a) the words “in the case of an Offer,” shall be added after “and (ii)”;

(10)	in Sub-Clause 20.10.7 (f) the word “the” before “Offer is pending,” shall be entirely deleted and replaced by “any”;

Sub Clause 21.4 (Cross default)

(11)	the wording in Sub-Clause 21.4.4 shall be entirely deleted and replaced by the following text:

“No Event of Default will occur under this Clause 21.4 if:

(a)	the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs 21.4.1 to 21.4.3 above is less than two hundred million Euro (€200,000,000) (or its equivalent in any other currency or currencies); or

(b)	it relates to any Financial Indebtedness of the Target or any commitment for Financial Indebtedness of the Target in an aggregate amount less than or equal to five hundred million Euro (€500,000,000) (or its equivalent in any other currency or currencies) where any such indebtedness becomes due and payable prior to its stated maturity or such commitment is cancelled as a result of (i) the Company or BidCo acquiring Target Shares, (ii) any steps taken or being taken towards the consummation of the Merger, or (iii) the Merger.”;

Sub-Clause 21.8 (Unlawfulness invalidity and termination)

(12)	in Sub-Clause 21.8.2 the following changes shall be made:

(i)	the word “The” before “Offer or any Merger Document” shall be entirely deleted and replaced by the word “Any”; and

(ii)	the words “or termination” shall be added after “excluding any such expiry”;

Part 1 of Schedule 2 (Conditions Precedent) of the Original Facilities Agreement

(13)	in Sub-Clause 4(e)(i) the word “the” before “offer to purchase” shall be entirely deleted and replaced by the word “any”;

(14)	in Sub-Clause 4(g) the following changes shall be made:

(i)	the word “the” before “Offer shall have expired” shall be entirely deleted and replaced by the word “any”; and

(ii)	the word “the” before “Offer shall have expired” shall be entirely deleted and replaced by the word “any”; and

(15)	in Sub-Clause 4(e) the words “the consummation of” shall be added before “an Offer (if any)”.

3.	REPRESENTATIONS AND WARRANTIES

The Company hereby confirms that, as at the date hereof, the Repeating Representations contained in the Original Facilities Agreement are true by reference to the facts and circumstances existing on the date of this Agreement and in particular by reference to this Agreement.

4.	EFFECTIVE GLOBAL RATE (TAUX EFFECTIF GLOBAL)

For the purposes of Articles L313-1 et seq, R 313-1 and R313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and a Borrower’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of signing this Agreement. However, the Company acknowledges that it has received from the Facilities Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that such letter forms part of this Agreement and of the Amended Agreement.

5.	EXPENSES

Clause 17.1 (Transaction expenses) and Clause 17.2 (Amendment costs) of the Original Facilities Agreement shall apply in relation to this Agreement, provided however that the Company’s payment obligations pursuant to such Clauses 17.1 and 17.2 shall, for the purpose of this Agreement, be capped at an amount equal to €15,000 (excluding taxes, costs and disbursements) plus any applicable taxes and other disbursements incurred in relation to such transaction expenses and amendment costs, if any.

6.	CONTINUITY AND FURTHER ASSURANCE

6.1	Continuing obligations – no novation

(1)	The provisions of the Original Facilities Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

(2)	Except to the extent expressly amended by this Agreement, no amendment or waiver of any provision of the Original Facilities Agreement is given by the terms of this Agreement and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Event of Default under, the Finance Documents.

(3)	This Agreement does not constitute a “novation” (within the meaning of Article 1271 et seq. of the French Code Civil) of any of the obligations arising under the Original Facilities Agreement.

6.2	Further assurance

The Company shall, at the request of the Facilities Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

7.	MISCELLANEOUS

7.1	Incorporation of terms

The provisions of Clause 29 (Notices), Clause 32 (Partial Invalidity), Clause 33 (Remedies and waivers), Clause 35 (Governing Law), Clause 36 (Enforcement-Jurisdiction of French Courts) and Clause 37 (Election of Domicile) of the Original Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to the Finance Documents are references to this Agreement.

7.2	Designation as Finance Document

Each of the Company and the Facilities Agent designate this Agreement as a Finance Document.

7.3	Required consents

Pursuant to Clause 34 (Amendments and Waivers) of the Original Facilities Agreement the Facilities Agent agrees to the terms of this Agreement including the amendments to the Original Facilities Agreement set out in Clause 2 (Amendment of the Original Facilities Agreement) (i) on behalf of each of the Lenders and on the instructions of each of the Lenders and (ii) on behalf of each Initial Mandated Lead Arranger and on the instructions each Initial Mandated Lead Arranger.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

SIGNED ON 15 FEBRUARY 2011 IN PARIS IN TWO ORIGINALS

The Company

SANOFI-AVENTIS

/s/ Olivier Klaric

Olivier Klaric

Vice President, Financing and Treasury

The Facilities Agent, acting on behalf of the Lenders and the Initial Mandated Lead Arrangers

SOCIÉTÉ GÉNÉRALE

/s/ Frédérique Mosser

Frédérique Mosser

Director, Strategic and Acquisition Finance